Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SEACOR Holdings Inc. 2007 Share Incentive Plan of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of SEACOR Holdings Inc. and the effectiveness of internal control over financial reporting of SEACOR Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
June 12, 2012